Exhibit 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

December 9, 2005

Adept Technology, Inc.

3011 Triad Drive

Livermore, CA 94551

Re:	Adept Technology, Inc.
Post-Effective Amendments to Adept Technology, Inc. Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Adept Technology, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendments (the “Amendments”) to those certain Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on January 19, 2005 (Registration Nos. 333-122155 and 333-112148), January 26, 2004 (Registration No. 333-112213), October 11, 2001 (Registration No. 333-71374), November 20, 2000 (Registration Nos. 333-50292 and 333-50296), December 10, 1999 (Registration No. 333-92525), August 3, 1999 (Registration No. 333-84393), November 9, 1998 (Registration No. 333-66993) and October 30, 1997 (Registration No. 333-39065), to be filed with the SEC as a result of the reincorporation of the Company from California to Delaware and with respect to a number of shares not giving effect to the Company’s one-for-five reverse stock split effective as of February 25, 2005, including: (i) the 300,000 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”) issuable pursuant to the 2004 Director Option Plan, as amended (ii) the 2,000,000 shares of Common Stock issuable pursuant to the 2003 Stock Option Plan, as amended, (iii) the 2,600,000 shares of Common Sock issuable pursuant to the 2001 Stock Option Plan, as amended (iv) the 6,000,000 shares of Common Stock issuable pursuant to the 1998 Employee Stock Purchase Plan, as amended (v) the 3,500,000 shares of Common Stock issuable pursuant to the 1993 Stock Plan, as amended and (vi) the 185,333 shares of Common Stock issuable pursuant to the BYE/OASIS Engineering, Inc. 1997 Stock Option Plan (such plans collectively, the “Plans”, and such shares of Common Stock collectively, the “Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based on our examination noted above, subject to the assumptions stated herein and relying on the statements of fact contained in the documents we have examined, we are of the opinion: (i) the issuance by the Company of the Shares has been duly authorized, and (ii) when issued in accordance with the terms of the applicable Plan and the agreements entered into pursuant to the applicable Plan, the Shares will be duly and validly issued, fully paid and non-assessable.

We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the Delaware General Corporation Law (the “DGCL”) as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to each of the Amendments, and we further consent to the use of our name under the caption “Legal Matters” in the associated Registration Statements and the prospectuses that form parts thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the SEC.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP